Exhibit 99.1
For Immediate Release
GEORGIA-CAROLINA BANCSHARES ANNOUNCES
FIRST QUARTER NET INCOME
Augusta, Georgia, April 28, 2009-
Georgia-Carolina Bancshares, Inc. (OTC BB: GECR), a banking holding company and parent company of First Bank of Georgia, reported today net income of $395,000 ($.11 per diluted common share) for the three months ended March 31, 2009, compared to $752,000 ($.21 per diluted common share) for the three months ended March 31, 2008.
Remer Y. Brinson III, President & CEO of the Company, stated “Our net income declined compared to the first quarter of last year due to a reduced net interest margin and increased provision for loan losses. The steep decline in interest rates during the last quarter of 2008 has compressed most banks’ net interest margins.” Brinson continued, “In addition, due to the continued weakness in the national economy, we have increased our provision for loan losses from $237,000 in the first quarter of 2008 to $627,000 for the first quarter of 2009. However, our year to date net charge-offs remain low at .04% of loans. We believe that it is prudent to continue to add to our loan loss provision at this time. Consequently, our percentage of allowance for loan losses to loans remains strong at 1.40%.”
“In addition, we remain ‘well-capitalized’ by regulatory standards, all of our capital ratios improved during the quarter, and we have elected not to apply for capital funds through the U. S. Treasury Troubled Asset Relief Program (TARP). “
“Deposit growth remained strong with total deposits increasing 4.8% during the quarter to $395 million. Loan growth was flat during the first quarter of 2009 due to soft loan demand in our market.” Brinson continued.
During the first quarter, First Bank of Georgia celebrated the 20 year anniversary of the opening of the Hill Street Office in Thomson, Georgia and the 10 year anniversary of entering the Augusta market with the opening of its Daniel Village office. Since the opening of the Daniel Village office 10 years ago, total assets of the bank have grown from $45 million to the current level of $468 million. This equates to an annualized growth rate of 26.4% per year. “We are pleased to celebrate our 20 years in Thomson and 10 years in Augusta,” Brinson commented. “Our growth over the past 10 years is a testimony to the professional and personalized service provided by our officers and employees and the sound management and vision of our Directors and shareholders,” Brinson continued.
Georgia-Carolina Bancshares, Inc. has approximately $468 million in assets as of March 31, 2009. Its common stock is quoted on the OTC Bulletin Board under the symbol GECR. First Bank of Georgia conducts banking operations through offices in Augusta, Columbia County, and Thomson, Georgia.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans” or similar expressions to identify forward-looking statements, and are made on the basis of management’s plans and current analyses of the Company, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic and market conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s periodic filings with the Securities and Exchange Commission.
Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information, please contact Mr. Remer Y. Brinson III, President & CEO at (706) 731-6600.

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2009	2008
ASSETS

Cash and due from banks	$8,315	$9,954
Federal funds sold	—	—
Securities available-for-sale	51,551	57,594
Loans, net of allowance for loan losses	334,949	332,009
Loans, held for sale	40,408	28,402
Bank premises and fixed assets	9,936	10,081
Accrued interest receivable	1,857	1,934
Foreclosed real estate, net of allowance	6,668	7,217
Deferred tax asset, net	1,103	996
Federal Home Loan Bank stock	2,692	2,201
Bank-owned life insurance	8,485	8,402
Other assets	1,959	2,038

Total assets	$467,923	$460,828

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits
Non-interest bearing	$36,084	$34,121
Interest-bearing:
NOW accounts	35,105	37,373
Savings	52,654	55,426
Money market accounts	7,992	9,772
Time deposits of $100,000, and over	186,516	170,878
Other time deposits	76,758	69,439

Total deposits	395,109	377,009

Other liabilities, borrowings, and retail deposit agreements	33,325	44,735

Total liabilities	428,434	421,744

Shareholders’ equity
Preferred stock, par value $.001; 1,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 9,000,000 shares authorized; 3,470,737 and 3,455,226 shares issued and outstanding	4	4
Additional paid-in-capital	15,347	15,268
Retained Earnings	23,999	23,604
Accumulated other comprehensive income	139	208

Total shareholders’ equity	39,489	39,084

Total liabilities and shareholders’ equity	$467,923	$460,828

GEORGIA-CAROLINA BANCSHARES, INC.
Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Interest income
Interest and fees on loans	$5,105	$6,277	$5,105	$6,277
Interest on taxable securities	568	715	568	715
Interest on nontaxable securities	105	73	105	73
Interest on Federal funds sold and other interest	2	38	2	38

Total interest income	5,780	7,103	5,780	7,103

Interest expense
Interest on time deposits of $100,000 or more	1,507	1,821	1,507	1,821
Interest on other deposits	868	1,846	868	1,846
Interest on funds purchased and other borrowings	272	238	272	238

Total interest expense	2,647	3,905	2,647	3,905

Net interest income	3,133	3,198	3,133	3,198

Provision for loan losses	627	237	627	237

Net interest income after provision for loan losses	2,506	2,961	2,506	2,961

Noninterest income
Service charges on deposits	335	300	335	300
Other income/loss	402	233	402	233
Gain on sale of mortgage loans	1,895	1,919	1,895	1,919

	2,632	2,452	2,632	2,452

Noninterest expense
Salaries and employee benefits	2,891	2,761	2,891	2,761
Occupancy expenses	382	380	382	380
Other expenses	1,378	1,165	1,378	1,165

	4,651	4,306	4,651	4,306

Income before income taxes	487	1,107	487	1,107

Income tax expense	92	355	92	355

Net income	$395	$752	$395	$752

Net income per share of common stock
Basic	$0.11	$0.22	$0.11	$0.22

Diluted	$0.11	$0.21	$0.11	$0.21

Dividends per share of common stock	$—	$—	$—	$—